Exhibit 5.1

[LETTERHEAD OF KIRKLAND & ELLIS LLP]

                                `                                                                                      November 5, 2010

Charter Communications, Inc.
CCO Holdings Capital Corp.
CCO Holdings, LLC
12405 Powerscourt Drive
St. Louis, Missouri 63131

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Charter Communications, Inc. (the “Company”),  CCO Holdings Capital Corp., a Delaware corporation (“CCOH Capital”), and CCO Holdings, LLC, a Delaware limited liability company (together with CCOH Capital, the “Issuers”), in connection with the proposed registration by the Issuers of $1,000,000,000 in aggregate principal amount of the Issuers’ 7.25% Senior Notes due 2017 (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of September 27, 2010 (the “Indenture”) by and between the Issuers and The Bank of New York Mellon Trust Company, N.A.  as trustee (the “Trustee”).  The Exchange Notes are to be issued in exchange for and in replacement of the Issuers’ 7.25% Senior Notes due 2017 issued on September 27, 2010 (the “Old Notes”), of which $1,000,000,000 in aggregate principal amount is outstanding.  The Exchange Notes will be guaranteed by the Company (the “Guarantee”)

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, articles of organization, bylaws and operating agreement of the Issuers, as applicable, (ii) minutes and records of the corporate proceedings of the Issuers with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement, (v) forms of the Exchange Notes, and (vi) the minutes and records of the corporate proceedings of the Issuers with respect to the issuance of the Guarantee.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuers.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

           Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes, the Exchange Notes will be validly issued and binding obligations of the Issuers and the Guarantee will be a validly issued and binding obligation of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

           Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the Limited Liability Act of the State of Delaware and the General Corporation Law of the State of Delaware.

           This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

           We have also assumed that the execution and delivery of the Indenture, Guarantee and the Exchange Notes and the performance by the Issuers of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either of the Issuers or the Company is bound.

           This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                                                              Yours very truly,

                                                                              /s/ KIRKLAND & ELLIS LLP